Exhibit 33.1

          ASSERTION OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

The Bank of New York, The Bank of New York Trust Company, N. A. and The Bank of New York (Delaware) (collectively, the "Company") provides this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the following servicing platform for the following period:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provides trustee, securities administration, or paying agent services, other than residential mortgage-backed securities and other mortgage-related asset-backed securities. The platform includes like-kind transactions for which the Company provided trustee, securities administrator, or paying agent services as a result of the Company's acquisition as of October 1, 2006 of portions of JPMorgan Chase Bank, N.A.'s corporate trust business, including structured finance agency and trust transactions.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except for the following criteria: 1122 (d) (1) (ii), (iii),
(iv), (2) (iii), (vi), (4) (vi), (vii), (viii), (x), (xi), (xii), (xiii) and
(xiv).

Period: Twelve months ended December 31, 2006.

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing
Criteria:

o The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

o     The Company has assessed compliance with the Applicable Servicing
Criteria.

o As of December 31, 2006 and for the Period, the Company was in material compliance with the Applicable Servicing Criteria.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company's foregoing assessment of compliance.

          The Bank of New York                       The Bank of New York
          The Bank of New York Trust                 The Bank of New York Trust
          Company, N.A.                              Company, NA
          The Bank of New York (Delaware)


          /s/ Robert L. Griffin                      /s/ Patrick S. Tadie
          ------------------------------------       --------------------
              Robert L. Griffin                          Patrick S. Tadie
              Authorized Signer                          Authorized Signer

March 1, 2007